Filed pursuant to Rule 424(b)(5)

Registration No. 333-252688

Prospectus Supplement

(To Prospectus dated February 12, 2021)

120,000 Ordinary Shares

$6,000,000 Convertible Note

Convertible into Ordinary Shares

Dragon Victory International Limited

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering $6,000,000 in the principal amount of our convertible note (the “Convertible Note”) and 120,000 ordinary shares, par value $0.0001 per share (“Ordinary Shares”), as a commitment fee (the “Commitment Shares”) directly to YA II PN, Ltd. (the “Investor”) under a Securities Purchase Agreement entered into on March 31, 2021 (the “Purchase Agreement”). This prospectus supplement also relates to ordinary shares that are issuable upon conversion of the Convertible Note or upon payment of a Redemption Amount (defined below) in Ordinary Shares.

The Convertible Note has an annual interest rate of 5% and a term of 12 months from the date of closing, and is convertible into our Ordinary Shares at the lower of (a) $2.75 per share or (b) 88.0% of the lowest daily VWAP (dollar volume-weighted average price of our Ordinary Shares on the NASDAQ Capital Market (as reported by Bloomberg)) during the 10 trading days prior to the conversion date (collectively, the “Conversion Price”), but not lower than $1.08 per share (the “Floor Price”).

If the daily VWAP is less than $1.08 for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”), we will make consecutive monthly amortization payments in cash or Ordinary Shares during the term of the Convertible Note beginning on the 10th calendar day after the date of the Triggering Event and continuing on the same calendar day of each successive calendar month until the Convertible Note is fully repaid (each, a “Redemption Date”) or a Triggering Event ceases. Each monthly payment will be in an amount (the “Redemption Amount”) equal to the sum of (i) the principal amount of $1,500,000, or the then outstanding principal amount of the Convertible Note, if less than $1,500,000, (ii) the redemption premium in the amount of $180,000, and (iii) accrued and unpaid interest under the Convertible Note as of such payment date. On each Redemption Date, we will, at our option, either (i) pay the Redemption Amount to the Investor in cash, or (ii) satisfy the Redemption Amount by issuing to the Investor such number of Ordinary Shares as is equal to the Redemption Amount divided by the lowest daily VWAP for the 10 consecutive trading days immediately preceding the Redemption Date (the “Redemption Price”).

We do not intend to apply to list the Convertible Note on any national securities exchange or other nationally recognized trading system. Our Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “LYL.” On March 30, 2021, the last reported sale price of our Ordinary Shares on the NASDAQ Capital Market was $1.54 per share.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Ordinary Shares in any 12-month period so long as the aggregate market value of our outstanding Ordinary Shares held by non-affiliates remains below $75 million. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5. of Form F-3.

The aggregate market value of our outstanding Ordinary Shares held by non-affiliates, or public float, is $32,864,133, which is calculated based on 8,694,215 Ordinary Shares held by non-affiliates and $3.78 per Ordinary Share, which was the closing price of our Ordinary Shares on the NASDAQ Capital Market, or NASDAQ, on February 19, 2021. As such, we may sell up to approximately $10,954,711 of our securities hereunder.

We have retained Kingswood Capital Markets, division of Benchmark Investments, Inc. (the “Placement Agent”) to act as our lead placement agent in connection with this offering to use its “reasonable best efforts” to solicit offers to purchase our Ordinary Shares. The Placement Agent is not purchasing or selling any of our Ordinary Shares offered pursuant to this prospectus supplement or the accompanying prospectus. See “Plan of Distribution” beginning on page S-14 of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 6 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Convertible Note	Total
Offering Price	$5,940,000	5,940,000
Placement Agent’s Fees (1)	$420,000	420,000
Proceeds, before expenses, to us	$5,520,000	5,520,000

(1)	We will pay the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds raised in this offering. We have also agreed to reimburse the Placement Agent up to $30,000 for its reasonable out-of-pocket expenses, including reasonable fees, costs, and reimbursements of its legal counsel. For additional information about the compensation paid to the placement agent, see “Plan of Distribution” beginning on page S-14 of this prospectus supplement.

We expect that delivery of the Convertible Note and the Commitment Shares being offered pursuant to this prospectus supplement and the accompanying prospectus will be made on or about March 31, 2021.

KINGSWOOD CAPITAL MARKETS

division of Benchmark Investments, Inc.

The date of this prospectus supplement is March 31, 2021.

TABLE OF CONTENTS

Prospectus Supplement

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with additional or different information. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On February 3, 2021, we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-3 (File No. 333- 252688), utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective by the SEC on February 12, 2021. Under this shelf registration process, we may, from time to time, sell up to $30 million in the aggregate of our Ordinary Shares, preferred shares, debt securities, warrants to purchase other securities, rights, and units consisting of any combination of these securities in one or more offerings.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read this entire prospectus supplement as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find Additional Information” in this prospectus supplement and the accompanying prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement and the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. Except as specifically stated, we are not incorporating by reference any information submitted under any Current Report on Form 6-K into any filing under the Securities Act of 1933, as amended, or the “Securities Act,” or the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” into this prospectus supplement or the accompanying prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty, or covenant to you unless you are a party to such agreement. Moreover, such representations, warranties, or covenants were accurate only as of the date when made or expressly referenced therein. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs unless you are a party to such agreement.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China,” “Chinese,” and the “PRC” are to the People’s Republic of China;

●	“Dragon Victory,” the “Company,” “we,” “us,” or “our” are to the combined business of Dragon Victory International Limited, an exempted company incorporated in the Cayman Islands with limited liability, and its subsidiaries and its consolidated variable interest entities;

●	“Long Yun” are to Hangzhou Long Yun Network Technology Co., Ltd., a limited liability company organized under the laws of the PRC and a variable interest entity (“VIE”) of Dragon Victory;

●	“RMB” are to the legal currency of China;

●	“Ordinary Shares” or “shares” are to the ordinary shares, par value $0.0001, of Dragon Victory; and

●	“$” are to the legal currency of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and our SEC filings that are incorporated by reference into this prospectus supplement contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus supplement and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus supplement should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus supplement. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this prospectus supplement. Each forward-looking statement speaks only as of the date this prospectus supplement or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

OUR COMPANY

Business Overview

We currently have two lines of business, namely, supply chain management platform services (“Supply Chain Management Platform Services”) and business incubation services. Historically, we also engaged in a crowdfunding platform business and auto-parts procurement services.

We suspended our crowdfunding platform business on September 30, 2018 and we have not generated revenue from such business since then. We suspended such business indefinitely in anticipation of certain changes to the Chinese financial regulations, and have kept our crowdfunding platform (including 5etou platform, source code, servers, and others) intact in case of a future need to resume our crowdfunding business. As of the date of this prospectus supplement, we do not have an expectation or plan on when to resume our crowdfunding business. The following business description regarding our crowdfunding platform is historical information only.

In addition, we ended our auto-parts procurement services in April 2019, and the following business description regarding such business is historical information only.

We commenced our Supply Chain Management Platform Services, which were developed and upgraded from our former auto-parts procurement services, in October 2019. All of our business revenue generated for the fiscal year ended March 31, 2020 and between April 2020 and February 2021 was from our Supply Chain Management Platform Services.

We did not generate any revenue from our incubation services during the fiscal year ended March 31, 2020 or between April 2020 and February 2021 due to the severe disruption caused by the COVID-19 pandemic.

Historically, our revenue was generated from following four sources:

●	Platform services fees equal to a percentage of the funds raised through our crowdfunding platform;

●	Consulting fees for incubation services;

●	Finder’s fees for assisting a project in raising funds, as a portion of the proceeds; and

●	Procurement service fees paid for providing sourcing or procurement pursuant to our auto-parts procurement services.

Currently, our revenue is generated from the following two sources:

●	Fees paid for providing our incubation services. These fees are paid pursuant to a consulting agreement between us and the project receiving incubation services.

●	Transaction fee paid to us for providing Supply Chain Management Platform Services to auto parts suppliers through our supply chain management platform. We receive fees based on a certain percentage of the aggregate amounts of purchase payments from our auto parts supplier partners.

Former Lines of Business

Crowdfunding is a process by which a project is funded by raising money from a large number of people, primarily through an internet-based platform. The participants in crowdfunding are the crowdfunding platforms, such as our platform, the entrepreneurs or project sponsors, and the participants or other funding sources who make a payment for the reward. There are five basic types of crowdfunding programs—equity crowdfunding, reward-based crowdfunding, debt-based crowdfunding, in which loans are made to an individual or business, royalty-based crowdfunding, in which the participant receives payments based on revenue generated by the project, to the extent that the project generates revenue, and donation-based crowdfunding. We were historically only engaged in reward-based crowdfunding in China.

We launched our online crowdfunding platform, 5etou, at www.5etou.cn in March 2015. Our 5etou platform is designed to enable projects searching for funding to connect with participants, who are the funding sources looking for projects. Our platform enables projects to seek to raise initial seed money and to try to establish a credible track-record in product/service development and cash flow, and participants become involved in opportunities for rewards, often the product for which the business is seeking funding, as well as being involved in a project that the participant believes has the possibility of offering products, services, and technology of interest to him or her. We suspended our crowdfunding platform business on September 30, 2018 and we have not generated revenue from such business since then.

We used to offer business incubation services pursuant to agreements on an ongoing and as-needed basis. We offered these services, commencing from the time when a project first initiates a contribution campaign using our platform to the completion of project prototypes and/or product/service, and continuing until the project becomes profitable or no longer requires or desires our services. These services included business and operation advisory services relating to marketing, sales and strategic planning, and guidance and general resources in ancillary services such as human resources, legal, accounting, assisting with feasibility studies, and other types of services that projects need. We did not intend to substitute for professional service providers such as business operation professionals, accountants, or lawyers and would make referrals to third-party providers when needed. During the fiscal year ended March 31, 2020 and between April 2020 and February 2021, we did not generate any revenue through our incubation services. During the fiscal year ended March 31, 2019, we generated revenue of $2,260,376 through our incubation services, or approximately 81.98% of our total revenue for that year.

In January 2018, we commenced providing auto-parts related services, Historically, we provided procurement services, in the form of sourcing, accounts receivables financing, and logistics services to auto-repair shops that had demand for auto-parts from auto-parts suppliers, and auto-parts suppliers transacting with auto-repair shops. We received a 0.8% procurement fee based upon the total transaction amount of auto-parts that we procured or sourced for the auto-parts suppliers and the auto-repair shops, in addition to any logistics fees applicable. We suspended such services in April 2019 and did not generate any revenue from such services during the fiscal year ended March 31, 2020. During the fiscal year ended March 31, 2019, we generated revenue of $12,893 through our auto-parts related services, or approximately 0.47% of our total revenue for that year.

Our Supply Chain Management Platform Services

We began to provide Supply Chain Management Platform Services to several auto parts suppliers and one auto parts logistics company in October 2019. We aim to address the existing supply chain management issues in the Chinese auto parts industry—namely, there is no systematic purchase and payment processing platform for auto parts procurement in China. Conventionally, auto repair shops that purchase from auto parts suppliers have to rely on a series of unregulated and disarranged practices that vary greatly from transaction to transaction. This has resulted in substantive business problems for both auto parts suppliers and auto repair shops alike, such as high transaction costs, high liquidity risks, high default risks, inequitable accountability, and many others.

We started to build our supply chain management platform in May 2019 with our own research and development team, investing a total of approximately RMB2.06 million (approximately $295,137), and launched the platform in October 2019 (the “Supply Chain Management Platform”). The Supply Chain Management Platform is an integrated online supply chain processing center that provides auto parts suppliers, auto repair shops, and logistics companies with transaction data management, shipping and handling information management, and transaction financing. These services cover the most important aspects of auto parts procurement transactions in China. Auto parts suppliers and auto parts suppliers can initiate the Supply Chain Management Platform Services on our platform by first engaging our qualified logistics partner. They then enter into an electronic procurement and shipping contract on the platform by logging in detailed transaction and shipping information. From there on, the Supply Chain Management Platform consolidates transaction information and shipping information for auto parts suppliers, logistic partner, and auto repair shops.

Auto parts logistics companies in China are small-sized business entities that transport auto parts purchased by auto repair shops to a designated delivery address while collecting payments from auto repair shops. These logistics companies typically transfer the payment received from auto repair shops to the relevant auto parts suppliers for their purchases within 15 to 30 days. Such delay in payment may create liquidity issues for auto parts suppliers, who would prefer to pay a premium for receiving purchase payment within five days. We created the Supply Chain Management Platform to address this business need. We typically advance the aggregate amounts of purchase payments in full to auto parts suppliers within three days upon confirmation from our logistics partner that it has collected purchase payments from auto repair shops. We charge auto parts suppliers we work with service fee based on a certain percentage of the aggregate amounts of purchase payments made by the auto repair shops. We do not directly charge auto parts suppliers for the service fee, but rather, when our logistics partner confirms auto repair shops’ receipt of auto parts and its collection of payments, we advance only a certain percentage of the aggregate amounts of purchase payments to the auto parts suppliers and keep a certain percentage of the aggregate amounts as our service fee. After the logistics partner collects the payment from the repair shop, it returns 100% of the payment to us, usually within three days. We do not obtain promissory notes or other financial instruments from our logistics partner for the purchase advance; however, we require the legal representative of such logistics partner to sign an unlimited personal liability agreement for each separate transaction so that we can seek repayment from such legal representative through court proceedings in case of a payment default by our logistics partner.

During the fiscal year ended March 31, 2020, we offered Supply Chain Management Platform Services for 10,605 transactions ranging from RMB800 to RMB2,000 per transaction, with an average amount of RMB1,200. Between April 2020 and February 2021, we offered Supply Chain Management Platform Services for 23,685 transactions ranging from RMB105 to RMB99,835 per transaction, with an average amount of RMB3,352. To repay purchase advances made by us to auto parts suppliers, our logistics partner may pay with cash or electronic transfer. We have not experienced any delays or delinquencies from our logistics partner since October 2019. For the fiscal year ended March 31, 2020 and between April 2020 and February 2021, we generated 100% of our total revenue from our Supply Chain Management Platform Services business.

We have obtained all necessary permits and licenses to conduct our Supply Chain Management Platform Services business.

Corporate Information

Our principal executive offices are located at Room 1803, Yintai International Building, Kejiguan Road, Binjiang District, Hangzhou, Zhejiang Province, China, and our phone number is +86-571-82213772. We maintain a corporate website at http://www.dvintinc.com/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus supplement. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

THE OFFERING

Securities offered by us	$6,000,000 aggregate principal amount of 5% convertible note due 2022 120,000 Ordinary Shares

Purchaser	YA II PN, Ltd. pursuant to the Purchase Agreement dated March 31, 2021

Conversion price	The Convertible Note is convertible into Ordinary Shares at the lower of (a) $2.75 per share or (b) 88% of the lowest daily volume weighted average price (as reported by Bloomberg) of our Ordinary Shares during the 10 trading days prior to the conversion date, but not lower than $1.08 per share. The Conversion Price is subject to adjustments in the case of a subdivision, combination, or re-classification.

Interest	5% per annum payable on March 31, 2022

Maturity	March 31, 2022, unless earlier converted or redeemed

Proceeds	$5,940,000

Redemption payments

If a Triggering Event occurs, we will make consecutive monthly amortization payments during the term of the Convertible Note beginning on the 10th calendar day after the date of the date of the Triggering Event and continuing on the same calendar day of each successive calendar month until the Convertible Note is fully repaid or a Triggering Event ceases. Each monthly payment will be in an amount equal to the sum of (i) the principal amount of $1,500,000, or the then outstanding principal amount of the Convertible Note, if less than $1,500,000, (ii) the redemption premium in the amount of $180,000, and (iii) accrued and unpaid interest under the Convertible Note as of such payment date.

On each Redemption Date, we will, at our option, either (i) pay the Redemption Amount to the Investor in cash, or (ii) satisfy the Redemption Amount by issuing to the Investor such number of Ordinary Shares as is equal to the Redemption Amount divided by the lowest daily VWAP for the 10 consecutive trading days immediately preceding the Redemption Date.

Optional redemption	We have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Convertible Note, provided that (i) the trading price of our Ordinary Shares is less than $2.75 and (ii) we provide the holder of the Convertible Note with at least 10 business days’ prior written notice.

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page S-11 of this prospectus supplement.

Transfer agent and registrar	VStock Transfer, LLC

Listing	Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “LYL.” There is no established public trading market for the Convertible Note and we do not expect a market to develop. We do not intend to apply for listing of the Convertible Note on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Convertible Note will be limited.

Risk factors	Investing in our securities involves a high degree of risk. For a discussion of factors you should consider carefully before deciding to invest in our securities, see the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 6 of the accompanying prospectus, and in the other documents incorporated by reference into this prospectus supplement.

RISK FACTORS

The following is a summary of certain risks that should be carefully considered along with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the risk factors incorporated by reference to our annual report on Form 20-F for the fiscal year ended March 31, 2020 and the other information contained in this prospectus supplement and accompanying prospectus, as updated by our subsequent filings under the Exchange Act. If any of the following events actually occurs, our business, operating results, prospects, or financial condition could be materially and adversely affected. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to our Business and Industry

Our business, financial condition, and results of operations have been adversely affected by the COVID-19 outbreak.

The COVID-19 outbreak has spread throughout the world. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. The outbreak has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. Substantially all of our operations are concentrated in China. In connection with efforts to contain the spread of COVID-19, the Chinese government took a number of measures, which included extending the Chinese New Year holiday, quarantining individuals infected with or suspected of having COVID-19, restricting residents from travel, encouraging employees of enterprises to work remotely from home, and cancelling public activities, among others. Normal economic life throughout China was sharply curtailed.

The COVID-19 outbreak has negatively impacted our businesses in the following ways:

●	our incubation service depends on a wide array of offline activities, such as business meetings, new project seminars, and information trainings. We have experienced substantial diminutions in these activities due to the COVID-19 outbreak and ensuing lockdowns, because our business partners in incubation projects worked remotely between January 2020 and May 2020 and we could not organize large-scale offline activities during 2020. This caused a substantial decrease in our results of operation during the period and we did not generate any revenue from our incubation services during the fiscal year ended March 31, 2020 or between April 2020 and February 2021; and

●	between January and March 15 of 2020, our staff and employees were instructed to work remotely. As a result, we were not able to perform business operations on our supply chain management platform effectively during the period, resulting in a substantial impact upon our business performance.

Consequently, the COVID-19 outbreak has materially adversely affected our business operations and condition and operating results for 2020, including but not limited to material negative impact on our total revenue and net income. The extent to which the COVID-19 outbreak impacts our results of operations in 2021 will depend on the future developments of the outbreak, including new information concerning the global severity of and actions taken to contain the outbreak, which are highly uncertain and unpredictable.

We currently do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Consistent with customary industry practice in China, we do not maintain business interruption insurance, nor do we maintain key-man life insurance. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

Risks Relating to Doing Business in the PRC

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus supplement based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are a company incorporated under the laws of the Cayman Islands, and we conduct our operations in China and our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. See “Enforceability of Civil Liabilities.”

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our Ordinary Shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, the independent registered public accounting firm that issues the audit report incorporated by reference in this prospectus supplement, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in San Mateo, California, and has been inspected by the PCAOB on a regular basis with the last inspection in December 2017. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to the audit of our financial statements.

Risks Related to this Offering

There is no public market for the Convertible Note.

There is no established public trading market for the Convertible Note, and we do not expect a market to develop. In addition, we do not intend to apply to list the Convertible Note on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the Convertible Note will be limited.

The Convertible Note issued in this offering is speculative in nature.

The Convertible Note issued in this offering does not confer any rights of Ordinary Share ownership on its holder, but rather merely represents the right to acquire Ordinary Shares at a Conversion Price. The noteholder, however, will be subject to all changes affecting our Ordinary Shares to the extent the market value of the Convertible Note depends on the market price of our Ordinary Shares and to the extent it receives Ordinary Shares upon conversion of the Convertible Note or upon payment of a Redemption Amount in Ordinary Shares. Following this offering, the market value of the Convertible Note, if any, is uncertain and there can be no assurance that the market value of the Convertible Note will equal or exceed its Conversion Price or Redemption Price.

The issuance and sale of Ordinary Shares issuable upon the conversion or redemption of the Convertible Note may depress our share price.

If the Investor elects to convert the Convertible Note or we are required to redeem the Convertible Note and choose to issue Ordinary Shares, it will have a dilutive effect on our existing shareholders. The Ordinary Shares issued to the Investor pursuant to the conversion of the Convertible Note or upon payment of a Redemption Amount in Ordinary Shares and the sales of such Ordinary Shares could cause the market price of our Ordinary Shares to decline.

The holder of the Convertible Note will not have rights of our shareholders until such Convertible Note is converted.

Until the holder of the Convertible Note acquires Ordinary Shares upon conversion of the Convertible Note, it will have no rights with respect to our Ordinary Shares.

Since our management will have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results, and cash flow.

As a company incorporated in the Cayman Islands, we adopted certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market listing standards (the “Nasdaq Rules”); these practices may afford less protection to shareholders than they would enjoy if we complied fully with the relevant listing standards.

As a Cayman Islands company listed on the Nasdaq Capital Market, we are subject to the Nasdaq Rules. However, the Nasdaq Rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Rules. We currently follow home country practice in lieu of the requirements under the Nasdaq Rules with respect to certain corporate governance standards. For example, based on home country practice, we are not required to seek shareholder approval for issuance 20% or more of our outstanding ordinary shares or voting power in a private offering (as defined by the Nasdaq Rules). Accordingly, our shareholders may not be provided with the benefits of certain corporate governance requirements of the Nasdaq Rules.

Future sales of our Ordinary Shares, whether by us or our shareholders, could cause our share price to decline.

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our Ordinary Shares in the public market, the trading price of our Ordinary Shares could decline significantly. Similarly, the perception in the public market that our shareholders might sell our Ordinary Shares could also depress the market price of our Ordinary Shares. A decline in the price of our Ordinary Shares might impede our ability to raise capital through the issuance of additional Ordinary Shares or other equity securities. In addition, the issuance and sale by us of additional Ordinary Shares or securities convertible into or exercisable for our Ordinary Shares, or the perception that we will issue such securities, could reduce the trading price for our Ordinary Shares as well as make future sales of equity securities by us less attractive or not feasible. The sale of Ordinary Shares issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.

Any trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the offering price.

The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of September 30, 2020:

●	on an unaudited actual basis; and

●	on an unaudited as adjusted basis to reflect the issuance and sale of the Convertible Note and the Commitment Shares by us in this offering, after deducting placement agent fees and expenses and the estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes included in the information incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2020
	Actual (Unaudited)	As adjusted (1)
Cash and cash equivalents	$154,055	$5,574,027

Convertible note	$-	$6,000,000
Debt discounts including commitment fees	-	(839,028)
	-	5,160,972
Shareholders’ Equity:
Ordinary Shares, par value $0.0001, 500,000,000 Ordinary Shares authorized, 11,421,393 Ordinary Shares issued and outstanding; 13,383,066 Ordinary Shares issued and outstanding, as adjusted	1,142	1,152
Additional paid-in capital	8,943,065	9,202,055
Accumulated deficit	(1,984,888)	(1,984,888)
Accumulated other comprehensive loss	(577,674)	(577,674)
Total Shareholders’ Equity	6,971,498	6,971,498
Non-controlling interest	(561,678)	(561,678)
Total Capitalization	$6,409,626	$6,668,626

Total Equity and Indebtedness	6,409,626	11,829,598

(1)	Reflects the net proceeds we expect to receive, after deducting placement agent fees and expenses and the estimated offering expenses payable by us. We expect to receive cash net proceeds of approximately $5,419,972 after placement agent fees and offering expenses of approximately $580,028.

USE OF PROCEEDS

We estimate that we will receive cash net proceeds from this offering, after deducting placement agent fees and expenses and the estimated offering expenses payable by us, of $5,419,972.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, and future prospects and other factors the board of directors may deem relevant.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Convertible Note

The material terms and provisions of the Convertible Note being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. The Convertible Note will be filed as an exhibit to a report on Form 6-K that we will file with the SEC in connection with this offering and reference is made thereto for a complete description of such Convertible Note.

The Convertible Note will become due and payable 12 months from the date of closing and bears an annual interest rate of 5%. The Convertible Note may be converted in full or in part at any time at the option of the holder into our Ordinary Shares. The Conversion Price is at the lower of (a) $2.75 per share or (b) 88.0% of the lowest daily volume weighted average price (as reported by Bloomberg) of our Ordinary Shares during the 10 trading days prior to the conversion date, but not lower than $1.08 per share. The Conversion Price and the Floor Price are adjustable upon subdivision or combination of our Ordinary Shares.

If a Triggering Event occurs, we will make consecutive monthly amortization payments during the term of the Convertible Note beginning on the 10th calendar day after the date of the date of the Triggering Event and continuing on the same calendar day of each successive calendar month until the Convertible Note is fully repaid or a Triggering Event ceases. Each monthly payment will be in an amount equal to the sum of (i) the principal amount of $1,500,000, or the then outstanding principal amount of the Convertible Note, if less than $1,500,000, (ii) the redemption premium in the amount of $180,000, and (iii) accrued and unpaid interest under the Convertible Note as of such payment date. On each Redemption Date, we will, at our option, either (i) pay the Redemption Amount to the Investor in cash, or (ii) satisfy the Redemption Amount by issuing to the Investor such number of Ordinary Shares as is equal to the Redemption Amount divided by the lowest daily VWAP for the 10 consecutive trading days immediately preceding the Redemption Date.

We have the right, but not the obligation to redeem early a portion or all amounts outstanding under the Convertible Note.

We do not intend to apply to list the Convertible Note on any national securities exchange or other nationally recognized trading system.

Ordinary Shares

Pursuant to the Purchase Agreement, we are issuing 120,000 Ordinary Shares directly to the Investor as a commitment fee. We may also issue additional Ordinary Shares upon the conversion of the Convertible Note or upon payment of a Redemption Amount in Ordinary Shares. The actual number of Ordinary Shares issued will vary depending on the Conversion Price or the Redemption Price.

We were incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands, or the “Cayman Companies Law,” on June 19, 2015. As of the date of this prospectus supplement, our authorized share capital is $50,000 divided into 500,000,000 Ordinary Shares, par value $0.0001 per share, and there were 13,263,066 Ordinary Shares issued and outstanding. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

The material terms and provisions of our Ordinary Shares are described under the caption “Description of Share Capital” beginning on page 8 of the accompanying prospectus.

PLAN OF DISTRIBUTION

Kingswood Capital Markets, division of Benchmark Investments, Inc., which we refer to as the Placement Agent, has agreed to act as the placement agent in connection with this offering. The Placement Agent is not purchasing or selling securities offered by this prospectus supplement, nor is the Placement Agent required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its “reasonable best efforts” to arrange for the sale of all of the securities offered hereby.

We have agreed to pay the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds raised in the offering. We have also agreed to reimburse the Placement Agent up to $30,000 for its reasonable out-of-pocket expenses, including reasonable fees, costs, and reimbursements of its legal counsel.

The following table shows per Convertible Note and total cash Placement Agent’s fees we will pay to the Placement Agent in connection with the sale of the securities pursuant to this prospectus supplement and the accompanying prospectus assuming the purchase of all of the securities offered hereby:

	Per Convertible Note	Total
Offering Price	$5,940,000	5,940,000
Placement Agent’s Fees	$420,000	420,000
Proceeds, before expenses, to us	$5,520,000	5,520,000

After deducting certain fees and expenses due to the Placement Agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $5,419,972.

We have agreed to indemnify the Placement Agent and specified other persons against certain civil liabilities, including liabilities under the Securities Act and the Exchange Act, and to contribute to payments that the Placement Agent may be required to make in respect of such liabilities.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it, and any profit realized on the resale of the securities sold by it while acting as principal, might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities, or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution in the securities offered by this prospectus supplement.

We have granted the Placement Agent the right of first refusal until June 21, 2021 to act as sole investment banker, sole book-runner, and/or placement agent for each and every future public and private equity and public debt offerings of the Company, or any successor to or any subsidiary of the Company.

On March 31, 2021, we entered into a Securities Purchase Agreement directly with the Investor. We expect to issue the Convertible Note and Commitment Shares being offered pursuant to this prospectus supplement to the Investor on or about March 31, 2021, subject to customary closing conditions.

In addition to our issuance of the Convertible Note and the Commitment Shares to the Investor, this prospectus supplement and the accompanying prospectus also cover the sale of Ordinary Shares issuable to the Investor upon the conversion of the Convertible Note or upon payment of a Redemption Amount in Ordinary Shares. It is possible that our Ordinary Shares may be sold by the Investor in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the Ordinary Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account; or

●	a combination of any such methods of sale.

The Investor and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Ordinary Shares by the Investor or any unaffiliated broker-dealer. Under these rules and regulations, the Investor and any unaffiliated broker-dealer:

●	may not engage in any stabilization activity in connection with our securities;

●	must furnish each broker which offers securities covered by the prospectus supplement and accompanying prospectus that are a part of our registration statement with the number of copies of such prospectus supplement and accompanying prospectus which are required by each broker; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the Ordinary Shares by the Investor and any unaffiliated broker-dealer.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Loeb & Loeb LLP is counsel to the Placement Agent in connection with this offering.

EXPERTS

The financial statements incorporated by reference in this prospectus supplement for the fiscal year ended March 31, 2020 have been audited by WWC, P.C., an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We hereby incorporate by reference into this prospectus supplement the following documents:

(1)	our Annual Report on Form 20-F for the fiscal year ended March 31, 2020, filed with the SEC on August 18, 2020;

(2)	our unaudited consolidated interim financial statements for the six months ended September 30, 2020 on Form 6-K, filed with the SEC on February 3, 2021;

(3)	our Reports of Foreign Private Issuer on Form 6-K, filed with the SEC on November 20, 2020, January 15, 2021, March 5, 2021, and March 19, 2021 respectively;

(4)	the description of our Ordinary Shares contained in our registration statement on Form 8-A, filed with the SEC on September 15, 2017, and any amendment or report filed for the purpose of updating such description;

(5)	any future Annual Reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement; and

(6)	any future Reports of Foreign Private Issuer on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Our annual report on Form 20-F for the fiscal year ended March 31, 2020 filed with the SEC on August 18, 2020 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Dragon Victory International Limited

Room 1803, Yintai International Building

Kejiguan Road, Binjiang District

Hangzhou, Zhejiang Province, China

Tel: +86-571-82213772

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus supplement by reference is accurate as of any date other than the date of the document containing the information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus supplement omits certain information and exhibits that are included in the registration statement of which this prospectus supplement forms a part. Since this prospectus supplement may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus supplement forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus supplement, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. You may inspect, read (without charge), and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing, among other things, the furnishing and content of proxy statements to shareholders, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

We maintain a corporate website at http://www.dvintinc.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in China. In addition, all of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Our counsel with respect to the laws of the Cayman Islands has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our counsel with respect to the laws of the Cayman Islands has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Our counsel with respect to the laws of the Cayman Islands has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

PROSPECTUS

$30,000,000 of

Ordinary Shares

Preferred Shares

Debt Securities

Warrants

Rights

Units

and

2,117,246 Ordinary Shares Offered by a Selling Shareholder

Dragon Victory International Limited

We may offer and sell from time to time up to an aggregate amount of $30,000,000 of our ordinary shares, par value $0.0001 per share (“Ordinary Shares”), preferred shares, debt securities, warrants to purchase other securities, rights, and units consisting of any combination of these securities in one or more offerings, at prices and on terms described in one or more supplements to this prospectus.

In addition, this prospectus also covers the resale by that certain selling shareholder described herein of up to an aggregate of 2,117,246 Ordinary Shares, which include 50,000 Ordinary Shares that have already been issued and up to 2,067,246 Ordinary Shares that may be issued to the selling shareholder upon conversion of convertible debentures acquired, or to be acquired, by the selling shareholder in the principal amount of $3,300,000 in private placements in November 2020, December 2020, January 2021, and February 2021. We will not receive any of the proceeds from the sale of Ordinary Shares by the selling shareholder.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update, or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any prospectus supplement, and any free writing prospectus before you invest in any of our securities.

We and the selling shareholder may sell the securities independently or together with any other securities registered hereunder to or through one or more underwriters, dealers, and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers, or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission, or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “LYL.” On February 2, 2021, the closing price for our Ordinary Shares was $2.33 per share.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 6 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to $30,000,000 in the aggregate of our Ordinary Shares, preferred shares, debt securities, warrants, rights, and units, in one or more offerings. In this prospectus, references to the term “securities” refers collectively to our Ordinary Shares, preferred shares, debt securities, warrants, rights, and units. In addition, the selling shareholder may, from time to time, offer and sell up to an aggregate of 2,117,246 of our Ordinary Shares in one or more offerings.

This prospectus provides you with a general description of the securities we or the selling shareholder may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. Each time the selling shareholder sells any Ordinary Shares offered by this prospectus, the selling shareholder is required to provide you with this prospectus and the related prospectus supplement, if any, containing specific information about the selling shareholder and the terms of the Ordinary Shares being offered in the manner required by the Securities Act of 1933 as amended, or the “Securities Act.” A prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings “Incorporation of Documents by Reference” before investing in any of the securities offered.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should not assume that any information in this prospectus is accurate as of any date other than the date of this prospectus.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find Additional Information.”

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China,” “Chinese,” and the “PRC” are to the People’s Republic of China;

●	“Dragon Victory,” the “Company,” “we,” “us,” or “our” are to the combined business of Dragon Victory International Limited, an exempted company incorporated in the Cayman Islands with limited liability, and its subsidiaries and its consolidated variable interest entities;

●	“RMB” are to the legal currency of China;

●	“Ordinary Shares” are to the ordinary shares, par value $0.0001, of Dragon Victory; and

●	“$” are to the legal currency of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

OUR COMPANY

Business Overview

We currently have two lines of business, namely, supply chain management platform services (“Supply Chain Management Platform Services”) and business incubation services. Historically, we also engaged in a crowdfunding platform business and auto-parts procurement services.

We suspended our crowdfunding platform business on September 30, 2018 and we have not generated revenue from such business since then. We suspended such business indefinitely in anticipation of certain changes to the Chinese financial regulations, and have kept our crowdfunding platform (including 5etou platform, source code, servers, and others) intact in case of a future need to resume our crowdfunding business. As of the date of this prospectus, we do not have an expectation or plan on when to resume our crowdfunding business. The following business description regarding our crowdfunding platform is historical information only.

In addition, we ended our auto-parts procurement services in April 2019, and the following business description regarding such business is historical information only.

We commenced our Supply Chain Management Platform Services, which were developed and upgraded from our former auto-parts procurement services, in October 2019. All of our business revenue generated for the fiscal year ended March 31, 2020 and between April 2020 and December 2020 was from our Supply Chain Management Platform Services.

We did not generate any revenue from our incubation services during the fiscal year ended March 31, 2020 or between April 2020 and December 2020 due to the severe disruption caused by the COVID-19 pandemic.

Historically, our revenue was generated from following four sources:

●	Platform services fees equal to a percentage of the funds raised through our crowdfunding platform;

●	Consulting fees for incubation services;

●	Finder’s fees for assisting a project in raising funds, as a portion of the proceeds; and

●	Procurement service fees paid for providing sourcing or procurement pursuant to our auto-parts procurement services.

Currently, our revenue is generated from the following two sources:

●	Fees paid for providing our incubation services. These fees are paid pursuant to a consulting agreement between us and the project receiving incubation services.

●	Transaction fee paid to us for providing Supply Chain Management Platform Services to auto parts suppliers through our supply chain management platform. We receive a certain percentage of fees based on the aggregate amounts of purchase payments from our auto parts supplier partners.

Former Lines of Business

Crowdfunding is a process by which a project is funded by raising money from a large number of people, primarily through an internet-based platform. The participants in crowdfunding are the crowdfunding platforms, such as our platform, the entrepreneurs or project sponsors, and the participants or other funding sources who make a payment for the reward. There are five basic types of crowdfunding programs—equity crowdfunding, reward-based crowdfunding, debt-based crowdfunding, in which loans are made to an individual or business, royalty-based crowdfunding, in which the participant receives payments based on revenue generated by the project, to the extent that the project generates revenue, and donation-based crowdfunding. We were historically only engaged in reward-based crowdfunding in China.

We launched our online crowdfunding platform, 5etou, at www.5etou.cn in March 2015. Our 5etou platform is designed to enable projects searching for funding to connect with participants, who are the funding sources looking for projects. Our platform enables projects to seek to raise initial seed money and to try to establish a credible track-record in product/service development and cash flow, and participants become involved in opportunities for rewards, often the product for which the business is seeking funding, as well as being involved in a project that the participant believes has the possibility of offering products, services, and technology of interest to him or her. We suspended our crowdfunding platform business on September 30, 2018 and we have not generated revenue from such business since then.

We used to offer business incubation services pursuant to agreements on an ongoing and as-needed basis. We offered these services, commencing from the time when a project first initiates a contribution campaign using our platform to the completion of project prototypes and/or product/service, and continuing until the project becomes profitable or no longer requires or desires our services. These services included business and operation advisory services relating to marketing, sales and strategic planning, and guidance and general resources in ancillary services such as human resources, legal, accounting, assisting with feasibility studies, and other types of services that projects need. We did not intend to substitute for professional service providers such as business operation professionals, accountants, or lawyers and would make referrals to third-party providers when needed. During the fiscal year ended March 31, 2020 and between April 2020 and December 2020, we did not generate any revenue through our incubation services. During the fiscal year ended March 31, 2019, we generated revenue of $2,260,376 through our incubation services, or approximately 81.98% of our total revenue for that year.

In January 2018, we commenced providing auto-parts related services, Historically, we provided procurement services, in the form of sourcing, accounts receivables financing, and logistics services to auto-repair shops that had demand for auto-parts from auto-parts suppliers, and auto-parts suppliers transacting with auto-repair shops. We received a 0.8% procurement fee based upon the total transaction amount of auto-parts that we procured or sourced for the auto-parts suppliers and the auto-repair shops, in addition to any logistics fees applicable. We suspended such services in April 2019 and did not generate any revenue from such services during the fiscal year ended March 31, 2020. During the fiscal year ended March 31, 2019, we generated revenue of $12,893 through our auto-parts related services, or approximately 0.47% of our total revenue for that year.

Our Supply Chain Management Platform Services

We began to provide Supply Chain Management Platform Services to several auto parts suppliers and one auto parts logistics company in October 2019. We aim to address the existing supply chain management issues in the Chinese auto parts industry—namely, there is no systematic purchase and payment processing platform for auto parts procurement in China. Conventionally, auto repair shops that purchase from auto parts suppliers have to rely on a series of unregulated and disarranged practices that vary greatly from transaction to transaction. This has resulted in substantive business problems for both auto parts suppliers and auto repair shops alike, such as high transaction costs, high liquidity risks, high default risks, inequitable accountability, and many others.

We started to build our supply chain management platform in May 2019 with our own research and development team, investing a total of approximately RMB2.06 million (approximately $295,137), and launched the platform in October 2019 (the “Supply Chain Management Platform”). The Supply Chain Management Platform is an integrated online supply chain processing center that provides auto parts suppliers, auto repair shops, and logistics companies with transaction data management, shipping and handling information management, and transaction financing. These services cover the most important aspects of auto parts procurement transactions in China. Auto parts suppliers and auto parts suppliers can initiate the Supply Chain Management Platform Services on our platform by first engaging our qualified logistics partner. They then enter into an electronic procurement and shipping contract on the platform by logging in detailed transaction and shipping information. From there on, the Supply Chain Management Platform consolidates transaction information and shipping information for auto parts suppliers, logistic partner, and auto repair shops.

Auto parts logistics companies in China are small-sized business entities that transport auto parts purchased by auto repair shops to a designated delivery address while collecting payments from auto repair shops. These logistics companies typically transfer the payment received from auto repair shops to the relevant auto parts suppliers for their purchases within 15 to 30 days. Such delay in payment may create liquidity issues for auto parts suppliers, who would prefer to pay a premium for receiving purchase payment within five days. We created the Supply Chain Management Platform to address this business need. We typically advance the aggregate amounts of purchase payments in full to auto parts suppliers within three days upon confirmation from our logistics partner that it has collected purchase payments from auto repair shops. We charge auto parts suppliers we work with service fee based on a certain percentage of the aggregate amounts of purchase payments made by the auto repair shops. We do not directly charge auto parts suppliers for the service fee, but rather, when our logistics partner confirms auto repair shops’ receipt of auto parts and its collection of payments, we advance only a certain percentage of the aggregate amounts of purchase payments to the auto parts suppliers and keep a certain percentage of the aggregate amounts as our service fee. After the logistics partner collects the payment from the repair shop, it returns 100% of the payment to us, usually within three days. We do not obtain promissory notes or other financial instruments from our logistics partner for the purchase advance; however, we require the legal representative of such logistics partner to sign an unlimited personal liability agreement for each separate transaction so that we can seek repayment from such legal representative through court proceedings in case of a payment default by our logistics partner.

During the fiscal year ended March 31, 2020, we offered Supply Chain Management Platform Services for transactions ranging from RMB800 to RMB2,000 per transaction, with an average amount of RMB1,200. We processed a total of 10,605 transactions during the fiscal year ended March 31, 2020 and 15,026 transactions between April 2020 and December 2020. To repay purchase advances made by us to auto parts suppliers, our logistics partner may pay with cash or electronic transfer. We have not experienced any delays or delinquencies from our logistics partner since October 2019. For the fiscal year ended March 31, 2020 and between April 2020 and December 2020, we generated 100% of our total revenue from our Supply Chain Management Platform Services business.

We have obtained all necessary permits and licenses to conduct our Supply Chain Management Platform Services business.

Corporate Information

Our principal executive offices are located at Room 1803, Yintai International Building, Kejiguan Road, Binjiang District, Hangzhou, Zhejiang Province, China, and our phone number is +86-571-82213772. We maintain a corporate website at http://www.dvintinc.com/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended March 31, 2020, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may offer from time to time up to $30,000,000 in the aggregate of our Ordinary Shares, preferred shares, debt securities, warrants, rights, and units, in one or more offerings. In addition, the selling shareholder may, from time to time, offer and sell up to an aggregate of 2,117,246 of our Ordinary Shares in one or more offerings. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices, and on terms to be determined at the time of sale.

This prospectus provides you with a general description of the securities we or the selling shareholder may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. Each time the selling shareholder sells any Ordinary Shares offered by this prospectus, the selling shareholder is required to provide you with this prospectus and the related prospectus supplement, if any, containing specific information about the selling shareholder and the terms of the Ordinary Shares being offered in the manner required by the Securities Act. A prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings “Incorporation of Documents by Reference” before investing in any of the securities offered.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus, we intend to use the net proceeds from the sale of securities for working capital and other general corporate purposes.

We will not receive any of the proceeds from the sale by the selling shareholder of the Ordinary Shares being registered hereunder.

SELLING SHAREHOLDER

This prospectus also covers the offering for resale, from time to time, in one or more offerings, of (i) up to 2,067,246 Ordinary Shares to be issued to the selling shareholder, YA II PN, Ltd. (“YA”), upon conversion of the convertible debentures acquired, or to be acquired, by the selling shareholder in the principal amount of $3,300,000, which may be converted into Ordinary Shares upon certain events (the “Convertible Debentures”), and (ii) 50,000 Ordinary Shares that remain unsold from the 215,890 Ordinary Shares issued to the selling shareholder as commitment fees and upon conversion of the convertible debentures in January 2021, in each case pursuant to a certain Securities Purchase Agreement dated November 17, 2020 (the “November 2020 SPA”) and a certain Securities Purchase Agreement dated January 14, 2021 (the “January 2021 SPA,” and together with the November 2020 SPA, the “SPAs”). See “Description of Share Capital—History of Share Capital.” The selling shareholder has not had any material relationship with us within the past three years.

We have no assurance that the selling shareholder will sell any of the Ordinary Shares registered for resale hereunder. See “Plan of Distribution.” In addition, the selling shareholder may sell the Ordinary Shares pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of Ordinary Shares that the selling shareholder will sell under this prospectus. Information about the selling shareholder may change over time.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our Ordinary Shares of the selling shareholder as of the latest practicable date as indicated in the footnotes thereto. As of the date of this prospectus, we have 11,637,283 Ordinary Shares outstanding. The information provided in the table below is based in part on information provided by or on behalf of the selling shareholder.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to the Offering(1)	Percentage Prior to the Offering(1)	Maximum Number of Ordinary Shares Offered hereby	Ordinary Shares Beneficially Owned Following the Offering(2)	Percentage Following the Offering(2)
YA II PN, Ltd.(3)	580,700	4.99%	2,117,246	—	—

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our Ordinary Shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

(2)	The selling shareholder might not sell any or all of the Ordinary Shares offered by this prospectus and as a result, we cannot estimate the number of Ordinary Shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the Ordinary Shares covered by this prospectus will be held by the selling shareholder.

(3)	Represents 50,000 Ordinary Shares owned by YA plus such additional shares that may be acquired by YA upon conversion of the Convertible Debentures. Under the terms of the Convertible Debentures and the SPAs, the selling shareholder may not convert the Convertible Debentures to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of Ordinary Shares which would exceed 4.99% of the total Ordinary Shares issued and outstanding as of the execution of any such conversion. YA is the investor under the SPAs. Yorkville Advisors Global, LP (“Yorkville LP”) is YA’s investment manager and Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Mark Angelo, Portfolio Manager.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association which are currently effective (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands, or the “Cayman Companies Law,” on June 19, 2015. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Shares

As of the date of this prospectus, our authorized share capital is $50,000 divided into 500,000,000 Ordinary Shares, par value $0.0001 per share, and there were 11,637,283 Ordinary Shares issued and outstanding. All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Law and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Law. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Markets

Our Ordinary Shares have been listed on the Nasdaq Capital Market since October 20, 2017 under the symbol “LYL.”

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Vstock Transfer LLC, located at Woodmere, NY, Utah. Their mailing address 18 Lafayette Place, Woodmere, NY 11598. Their phone number is (212) 828-8436.

Dividends

Subject to the provisions of the Cayman Companies Law and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Law regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Ordinary Share. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Law, we may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Law and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Law.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Law and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Law, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

This, however, is unlikely to affect market transactions of the Ordinary Shares purchased by investors in the public offering. Since our Ordinary Shares are listed on the Nasdaq Capital Market, the legal title to such Ordinary Shares and the registration details of those Ordinary Shares in our register of members remain with DTC/Cede & Co. All market transactions with respect to those Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Companies Law to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Law to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Law and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Law and our amended and restated memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Law, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Law) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Law, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Cayman Companies Law, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Preferred Shares

Our articles of association allow our board of directors a broad discretion from time to time to issue shares with or without preferred, deferred, or other special rights or restrictions, whether in regard to dividend, voting, return of capital, or otherwise.

Our board of directors may issue preferred shares without action by our shareholders to the extent there are authorized but unissued shares available.

You should refer to the prospectus supplement relating to the series of preferred shares being offered for the specific terms of that series, including:

●	title of the series and the number of shares in the series;

●	the price at which the preferred shares will be offered;

●	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends on the preferred shares being offered will cumulate;

●	the voting rights, if any, of the holders of preferred shares being offered;

●	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred shares being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

●	the liquidation preference per share;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be convertible into our Ordinary Shares, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

●	any listing of the preferred shares being offered on any securities exchange;

●	a discussion of any material federal income tax considerations applicable to the preferred shares being offered;

●	any preemptive rights;

●	the relative ranking and preferences of the preferred shares being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

●	any limitations on the issuance of any class or series of preferred shares ranking senior or equal to the series of preferred shares being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs; and

●	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the preferred shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Any preferred share terms selected by the board of directors could decrease the amount of earnings and assets available for distribution to holders of our Ordinary Shares or adversely affect the rights and power, including voting rights, of the holders of our Ordinary Shares without any further vote or action by the shareholders. The rights of holders of our Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by us in the future. The issuance of preferred shares could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

Differences in Corporate Law

The Cayman Companies Law is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Law and the current Companies Act of England and Wales. In addition, the Cayman Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Law applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles of association may discourage, delay, or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Law, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Law imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles of association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Law does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Law and our articles of association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Law and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Law, our articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Law (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Law (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Law (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPL, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

History of Share Capital

The following is a summary of our share capital for the three years preceding the date of this prospectus.

November 2020 SPA

On November 17, 2020, we entered into the November 2020 SPA with YA for the sale and issuance to YA of up to $1,500,000 of convertible debentures for a purchase price up to $1,455,000 in three installments based on conditions specified in the November 2020 SPA. The convertible debentures will mature in 12 months from their issuances and are convertible into our Ordinary Shares. Interest accrues on the outstanding principal balance of the convertible debentures at an annual rate equal to 5%, which interest rate shall increase to an annual rate of 15% for so long as any event of default remains uncured. Interest is calculated on the basis of a 365-day year and the actual number of days elapsed. Pursuant to the November 2020 SPA, on November 20, 2020, we issued to YA a convertible debenture in the amount of $500,000 for a purchase price of $485,000, and 50,000 Ordinary Shares as a commitment fee. On December 11, 2020 and December 22, 2020, we issued to YA two convertible debentures, each in the amount of $500,000 for a purchase price of $485,000.

In connection with the November 2020 SPA, on November 17, 2020, we also entered into a Registration Rights Agreement with YA, pursuant to which we agreed to prepare and file with the SEC a registration statement on Form F-1 or Form F-3 covering the resale by YA of (i) the Ordinary Shares to be issued upon the conversion of the convertible debentures, and (ii) the 50,000 Ordinary Shares issued to YA as a commitment fee, within 21 days of the date of the November 2020 SPA. We filed such registration statement a Form F-3 with the SEC on December 11, 2020, which registration statement was declared effective by the SEC on December 23, 2020.

January 2021 SPA

On January 14, 2021, we entered into the January 2021 SPA with YA for the sale and issuance to YA of up to $2,000,000 of convertible debentures for a purchase price up to $1,940,000 in two installments based on conditions specified in the January 2021 SPA. The convertible debentures will mature in 12 months from their issuances and are convertible into our Ordinary Shares. Interest accrues on the outstanding principal balance of the convertible debentures at an annual rate equal to 5%, which interest rate shall increase to an annual rate of 15% for so long as any event of default remains uncured. Interest is calculated on the basis of a 365-day year and the actual number of days elapsed. Pursuant to the January 2021 SPA, on January 14, 2021, we issued to YA a convertible debenture in the amount of $1,000,000 for a purchase price of $970,000, and 50,000 Ordinary Shares as a commitment fee.

In connection with the January 2021 SPA, on January 14, 2021, we also entered into a Registration Rights Agreement with YA, pursuant to which we agreed to prepare and file with the SEC a registration statement on Form F-1 or Form F-3 covering the resale by YA of (i) the Ordinary Shares to be issued upon the conversion of the convertible debentures, and (ii) the 50,000 Ordinary Shares issued to YA as a commitment fee, within 21 days of the date of the January 2021 SPA.

Conversion of Debenture in January 2021

On January 21, 2021, we issued to YA 115,890 Ordinary Shares after the receipt of a conversion notice dated January 19, 2021 for the conversion of the outstanding and unpaid debenture and accrued interest in the amount of $201,986.30 at a conversion price of $1.7429.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities which may or may not be converted into our Ordinary Shares or preferred shares. We may issue the debt securities independently or together with any underlying securities, and warrants may be attached or separate from the underlying securities. In connection with the issuance of any debt securities, we do not intend to issue them pursuant to a trust indenture upon reliance of Section 304(a)(8) of the Trust Indenture Act and Rule 4a-1 promulgated thereunder.

The following description is a summary of selected provisions relating to the debt securities that we may issue. The summary is not complete. When debt securities are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of debt securities in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific debt securities document or agreement. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” below for information on how to obtain a copy of a debt securities document when it is filed.

When we refer to a series of debt securities, we mean all debt securities issued as part of the same series under the applicable indenture.

Terms

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus, may describe the terms of any debt securities that we may offer, including, but not limited to, the following:

●	the title of the debt securities;

●	the total amount of the debt securities;

●	the amount or amounts of the debt securities will be issued and interest rate;

●	the conversion price at which the debt securities may be converted;

●	the date on which the right to convert the debt securities will commence and the date on which the right will expire;

●	if applicable, the minimum or maximum amount of debt securities that may be converted at any one time;

●	if applicable, a discussion of material federal income tax consideration;

●	if applicable, the terms of the payoff of the debt securities;

●	the identity of the indenture agent, if any;

●	the procedures and conditions relating to the conversion of the debt securities; and

●	any other terms of the debt securities, including terms, procedure and limitation relating to the exchange or conversion of the debt securities.

Form, Exchange, and Transfer

We may issue the debt securities in registered form or bearer form. Debt securities issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the debt securities represented by the global security. Those investors who own beneficial interests in global debt securities will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue debt securities in non-global form, i.e., bearer form. If any debt securities are issued in non-global form, debt securities certificates may be exchanged for new debt securities certificates of different denominations, and holders may exchange, transfer, or convert their debt securities at the debt securities agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus.

Prior to the conversion of their debt securities, holders of debt securities convertible for Ordinary Shares or preferred shares will not have any rights of holders of Ordinary Shares or preferred shares, and will not be entitled to dividend payments, if any, or voting rights of the Ordinary Shares or preferred shares.

Conversion of Debt Securities

A debt security may entitle the holder to purchase, in exchange for the extinguishment of debt, an amount of securities at a conversion price that will be stated in the debt security. Debt securities may be converted at any time up to the close of business on the expiration date set forth in the terms of such debt security. After the close of business on the expiration date, debt securities not exercised will be paid in accordance with their terms.

Debt securities may be converted as set forth in the applicable offering material. Upon receipt of a notice of conversion properly completed and duly executed at the corporate trust office of the indenture agent, if any, or to us, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the debt security represented by such security is converted, a new debt security will be issued for the remaining debt security.

 DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our Ordinary Shares, preferred shares, debt securities, or rights. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of warrants in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” below for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus, may describe the terms of any warrants that we may offer, including, but not limited to, the following:

●	the title of the warrants;

●	the total number of warrants;

●	the price or prices at which the warrants will be issued;

●	the price or prices at which the warrants may be exercised;

●	the currency or currencies that investors may use to pay for the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	whether the warrants will be issued in registered form or bearer form;

●	information with respect to book-entry procedures, if any;

●	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

●	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

●	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

●	if applicable, a discussion of material federal income tax considerations;

●	if applicable, the terms of redemption of the warrants;

●	the identity of the warrant agent, if any;

●	the procedures and conditions relating to the exercise of the warrants; and

●	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreement

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company, or other financial institution as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms.

Form, Exchange, and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus.

Prior to the exercise of their warrants, holders of warrants exercisable for Ordinary Shares or preferred shares will not have any rights of holders of Ordinary Shares or preferred shares and will not be entitled to dividend payments, if any, or voting rights of the Ordinary Shares or preferred shares.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement, information incorporated by reference, or free writing prospectus. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable offering material.

Warrants may be exercised as set forth in the applicable offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable offering material, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies, or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters, or dealers, or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units composed of any combination of our Ordinary Shares, preferred shares, debt securities, warrants, and rights. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements, and depositary arrangements, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of units. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” below for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus may describe:

●	The designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	Any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

●	Whether the units will be issued in fully registered or global form; and

●	Any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Share Capital,” “Description of Debt Securities,” “Description of Warrants,” and “Description of Rights” above, will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including, without limitation:

●	through agents;

●	to or through underwriters;

●	through broker-dealers (acting as agent or principal);

●	directly by us to purchasers (including our affiliates and shareholders), through a specific bidding or auction process, a rights offering, or other method;

●	through a combination of any such methods of sale; or

●	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

●	block transactions (which may involve crosses) and transactions on Nasdaq or any other organized market where the securities may be traded;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

●	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The selling shareholder may also, pursuant to this registration statement, sell securities offered hereby from time to time in the ways described above, as applicable. See “Selling Shareholder” in this prospectus.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash, extinguishment of debt, or another form negotiated by the parties. Agents, underwriters, or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions, or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers, or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. This prospectus, the applicable prospectus supplement and any applicable free writing prospectus will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, or an underwriter, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters, and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters, or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries or affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities.

These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain, or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by Financial Industry Regulatory Authority (“FINRA”) members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

In addition, this prospectus may be used to offer securities for the account of the selling shareholder, in which we will receive no proceeds from such sale.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Selling Shareholder

We are registering shares to permit the resale of these shares by the selling shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of shares by the selling shareholder.

The selling shareholder may sell all or a portion of the shares beneficially owned and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

If the selling shareholder effects such transactions by selling shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling shareholder or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling shareholder may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge shares to broker-dealers that in turn may sell such shares.

The selling shareholder may pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act, and we will amend, if necessary, the list of selling shareholders to include the pledgee, transferee, or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling shareholder and any discounts, commissions, or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act or the Securities Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We will pay all expenses of the registration of the shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.

TAXATION

Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this prospectus are set forth in “Item 10. Additional Information—E. Taxation” in our annual report on Form 20-F for the year ended March 31, 2020, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us (other than the expenses in connection with the sale of Ordinary Shares by the selling shareholder, which expenses will be paid by the selling shareholder, unless stated otherwise in a prospectus supplement). All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee		$3,841.92
FINRA fees	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and postage expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report of Foreign Issuer on Form 6-K that is incorporated by reference into this registration statement. Estimated solely for this item. Actual expenses may vary.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation of Documents by Reference” below.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended March 31, 2020, and in our Reports of Foreign Issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since March 31, 2020.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this prospectus for the fiscal year ended March 31, 2020 have been audited by WWC, P.C., an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	our Annual Report on Form 20-F for the fiscal year ended March 31, 2020, filed with the SEC on August 18, 2020;

(2)	our unaudited consolidated interim financial statements for the six months ended September 30, 2020, on Form 6-K, filed with the SEC on February 3, 2021;

(3)	our Reports of Foreign Private Issuer on Form 6-K, filed with the SEC on November 20, 2020 and Form 6-K, filed with the SEC on January 15, 2021;

(4)	the description of our Ordinary Shares contained in our registration statement on Form F-1, filed with the SEC on December 6, 2016, and any amendment or report filed for the purpose of updating such description; and

(5)	the description of our Ordinary Shares contained in our registration statement on Form 8-A, filed with the SEC on September 15, 2017, and any amendment or report filed for the purpose of updating such description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (and in the case of a Report of Foreign Private Issuer on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Reports of Foreign Private Issuer on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Report of Foreign Private Issuer on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents).

You may request a free copy of the above-mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at Dragon Victory International Limited, Room 1803, Yintai International Building, Kejiguan Road, Binjiang District, Hangzhou, Zhejiang Province, China, or +86-571-82213772.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual reports and reports of foreign issuer and other information with the SEC. You may inspect, read (without charge), and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing, among other things, the furnishing and content of proxy statements to shareholders, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

We maintain a corporate website at http://www.dvintinc.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in China. In addition, all of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Our counsel with respect to the laws of the Cayman Islands has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our counsel with respect to the laws of the Cayman Islands has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Our counsel with respect to the laws of the Cayman Islands has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

120,000 Ordinary Shares

$6,000,000 Convertible Note

Convertible into Ordinary Shares

Dragon Victory International Limited

Prospectus Supplement

Placement Agent

KINGSWOOD CAPITAL MARKETS

division of Benchmark Investments, Inc.

March 31, 2021